Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

ManTech International Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to be Paid	$3,994,114,947(1)(2)	0.0000927	$370,254.46(3)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$3,994,114,947

Total Fees Due for Filing			$370,254.46

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$370,254.46

(1)

In accordance with Exchange Act Rule 0-11, the maximum number of securities of ManTech International Corporation (the “Company”) to which this transaction applies was estimated to be (a) 39,380,498 shares of Class A common stock outstanding; (b) 1,586,695 shares of Class B common stock outstanding; (c) 458,130 shares of Class A common stock underlying outstanding options, which may be entitled to receive the per share merger consideration of $96.00; and (d) 466,420 shares of Class A common stock underlying outstanding restricted stock units, which may be entitled to receive the per share merger consideration of $96.00.

(2)

In accordance with Exchange Act Rule 0-11 and estimated solely for the purposes of calculating the filing fee, the proposed maximum aggregate value of the transaction was calculated, as of June 29, 2022, based on the sum of: (a) the product of 39,380,498 shares of Class A common stock outstanding and the per share merger consideration of $96.00; (b) the product of 1,586,695 shares of Class B common stock outstanding and the per share merger consideration of $96.00; (c) the product of 458,130 shares of Class A common stock underlying outstanding options and $35.99 (which is the difference between the per share merger consideration of $96.00 and the weighted average exercise price of the outstanding options of $60.01 as of June 29, 2022); and (d) the product of 466,420 shares of Class A common stock underlying outstanding restricted stock units and the per share merger consideration of $96.00.

(3)

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.